As filed with the Securities and Exchange Commission on November 1, 2005
                                                      Registration No. 333-92135
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------

                                  LABONE, INC.
             (Exact name of registrant as specified in its charter)

           Missouri                                     43-1039532
   (State of incorporation)              (I.R.S. Employer Identification Number)

                             10101 Renner Boulevard
                              Lenexa, Kansas 66219
          (Address, including zip code, of principal executive offices)

                          1987 Long-Term Incentive Plan
                              (Full title of plan)

                               W. Thomas Grant, II
                             10101 Renner Boulevard
                              Lenexa, Kansas 66219
                     (Name and address of agent for service)

                                 (913) 888-1770
          (Telephone number, including area code, of agent for service)


                                    Copy to:
                               Sirisha Gummaregula
                              Asst. General Counsel
                         Quest Diagnostics Incorporated
                              1290 Wall Street West
                           Lyndhurst, New Jersey 07071

                           TERMINATION OF REGISTRATION

     This Post-Effective Amendment No. 2 relates to the Registration Statement ("Registration Statement") on Form S-8 (Registration No. 333-92135) filed by LabOne, Inc. (the "Company") with respect to the registration of shares of common stock of the Company ("Common Stock") to be issued under the Company's 1987 Long-Term Incentive Plan (the "Plan").

     On November 1, 2005, pursuant to an Agreement and Plan of Merger dated as of August 8, 2005 (the "Merger Agreement"), by and among the Company, Quest Diagnostics Incorporated, a Delaware corporation ("Quest") and Fountain, Inc., a Delaware corporation and wholly-owned subsidiary of Quest ("Merger Sub"), the Company was merged with Merger Sub, with the Company being the surviving entity in the merger (the "Merger"). As a result of the Merger, the Company is a wholly-owned subsidiary of Quest.

     In connection with the Merger, each outstanding share of the Company's Common Stock (except shares held by the Company or any subsidiary, shares owned by Quest or Merger Sub and dissenting shares) was converted into the right to receive $43.90 in cash. In accordance with the provisions of the Merger Agreement, each option to purchase Common Stock granted under the Plan was cancelled at the effective time of the Merger and the holder of such option become entitled, in exchange for the cancellation of such option, to an amount in cash for each share of Common Stock subject to the option equal to the excess of $43.90 per share over the applicable per share exercise price of such option, subject to all applicable federal, state and local tax withholding requirements. At the effective time of the Merger, the Plan was terminated.

     Because no additional shares of Common Stock can be issued or sold under the Plan, the Company hereby removes from registration 996,804 shares of Common Stock that were previously registered under the Registration Statement and not issued pursuant to the Plan, and hereby terminates the Registration Statement.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and in accordance with Rule 478 thereunder, the registrant has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lenexa, State of Kansas, on November 1, 2005.

                             LABONE, INC.
                             (Registrant)

                             By: /s/ W. Thomas Grant, II
                                 ----------------------------------------
                                 W. Thomas Grant, II
                                 President